Exhibit 99.1

DARLING INTERNATIONAL INC. TO ACQUIRE THE ROTHSAY

RENDERING BUSINESS FROM MAPLE LEAF FOODS INC.

August 23, 2013 – IRVING, Texas – Darling International Inc. (NYSE: DAR), a leading provider of rendering, recycling and recovery solutions to the nation’s food industry, today announced that it has entered into a definitive agreement to acquire all of the assets of Rothsay, a division of Maple Leaf Foods Inc. for approximately CAD $645 million in cash. Rothsay is the leading recycler of animal by-products in Canada and provides an essential service for the efficient and environmentally responsible collecting, processing and recapturing of edible and inedible by-products. Rothsay processes raw materials into finished products of fats and proteins. These finished products are sold in domestic and international markets including the United States, Europe, Mexico and South America. Rothsay also manufactures biodiesel for domestic and international markets.

Rothsay has a network of five rendering plants in Manitoba, Ontario and Nova Scotia and a biodiesel operation in Quebec, Canada. Rothsay employs approximately 550 people and generated revenues of approximately CAD $225 million and EBITDA of approximately CAD $ 85.0 million over each of the past two fiscal years.

Randall C. Stuewe, Darling International’s Chairman and CEO said, “The combination of our two companies will create North America’s leading provider of independent rendering and recycling services. The opportunity to add Rothsay to our North American platform is an exceptional honor. Rothsay is Canada’s premier recycler of animal by-products and a leading biodiesel manufacturer. We look forward to joining forces with Rothsay’s management team and employees and the opportunity this brings our shareholders for future growth.”

Darling expects to finance the transaction through a combination of borrowings under a new Senior Secured Revolving Credit Facility and Term A Bank Loan Facility which will be entered into in connection with the closing of the transaction.

The acquisition agreement is subject to Canadian Competition Bureau approval and will close as soon as clearance is received.

BMO Capital Markets Corp. served as financial advisor, K&L Gates and Bennett Jones served as legal counsel to Darling, and JP Morgan Securities will lead the debt financing.

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Darling International will host a conference call to discuss the agreement this morning, Friday, August 23, 2013 at 9:00 a.m. Eastern Time (8:00 a.m. Central Time). To listen to the conference call, participants calling from within North America should dial 877-317-6789; international participants should dial 412-317-6789. Please refer to access code 10033195. Please call approximately ten minutes before the start of the call to ensure that you are connected.

The call will also be available as a live audio webcast that can be accessed on the company website at http://www.darlingii.com/investors.aspx. Beginning one hour after its completion, a replay of the call can be accessed through August 30, 2013, by dialing 877-344-7529 domestically, or 412-317-0088 if outside North America. The access code for the replay is 10033195. The conference call will also be archived on the Company’s website.

ABOUT DARLING

Darling International Inc. is the largest and only publicly traded provider of rendering and bakery residuals recycling solutions to the nation’s food industry. The Company recycles beef, poultry and pork by-product streams into useable ingredients such as tallow, feed-grade fats, meat and bone meal, poultry meal and hides. The Company also recovers and converts used cooking oil and commercial bakery residuals into valuable feed and fuel ingredients. These products are primarily sold to agricultural, pet food, leather, oleo-chemical and biodiesel manufacturers around the world. In addition, the Company provides grease trap collection services and sells used cooking oil collection equipment to restaurants.

ABOUT MAPLE LEAF FOODS

Maple Leaf Foods (MFI:TSX) is a leading Canadian value-added meat, meals and bakery company committed to delivering quality food products to consumers around the world. Headquartered in Toronto, Canada, the Company employs approximately 20,000 people at its operations across Canada and in the United States, Europe and Asia.

For additional information on Darling International Inc., visit the Company’s website at http://www.darlingii.com.

{This media release contains forward-looking statements regarding the business operations and prospects of Darling International and industry factors affecting it. These statements are identified by words such as “may,” “will,” “ begin,” “ look forward,” “expect,” “believe,” “intend,” “anticipate,” “should,” “potential,” “estimate,” “continue,” “momentum” and other words referring to events to occur in the future. These statements reflect Darling International’s current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including the fulfillment of all conditions to the closing of the acquisition of Rothsay, disturbances in world financial, credit, commodities, stock markets and climatic conditions; unanticipated changes in national and international regulations affecting the Company’s products; a

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decline in consumer confidence and discretionary spending; the general performance of the U.S. and global economies; global demands for bio-fuels and grain and oilseed commodities, which have exhibited volatility, and can impact the cost of feed for cattle, hogs, and poultry, thus affecting available rendering feedstock; risks associated with the renewable diesel plant in Norco, Louisiana owned and operated by a joint venture between Darling International and Valero Energy Corporation including possible unanticipated operating disruptions; risks relating to possible third party claims on intellectual property infringement; economic disruptions resulting from European debt crisis; and continued or escalated conflict in the Middle East, each of which could cause actual results to differ materially from those projected in the forward-looking statements. Other risks and uncertainties regarding Darling International, its business and the industry in which it operates are referenced from time to time in the Company’s filings with the Securities and Exchange Commission. Darling International is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.}

For More Information, contact:
Melissa A. Gaither, Director Investor Relations	251 O’Connor Ridge Blvd., Suite 300 Irving, Texas 75038
Phone: 972-717-0300